UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 25, 2009
Date of Report (Date of Earliest Event Reported)

ZiLOG, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13748	13-3092996
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6800 Santa Teresa Boulevard
San Jose, California 95119
(Address of principal executive offices, including zip code)

(408) 513-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2009, the compensation committee (the “Committee”) of the Board of Directors of ZiLOG, Inc. (the “Company”) made certain awards related to the compensation of Darin Billerbeck, the Company’s President and Chief Executive Officer, and Perry Grace, the Company’s Chief Financial Officer.

The Committee approved discretionary cash awards to Mr. Billerbeck and Mr. Grace to recognize their recent contributions to the Company including: (i) the completion of the sale of two of the Company’s business units that generated approximately $31 million in cash to the Company; (ii) a restructuring of the Company during a period of significant economic turmoil; and (iii) a realignment of the strategy of the Company to promote its future success.

The cash awards were $50,000 to Mr. Billerbeck and $25,000 to Mr. Grace.  Additionally, Mr. Billerbeck and Mr. Grace received perquisite awards of $10,000 and $5,000, respectively.  The combined amount of the awards will reduce the total amounts that may be payable under previously established change in control agreements with these executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 30, 2009

ZiLOG, INC.

By:	/s/ Perry Grace
Perry Grace
Vice President and Chief Financial Officer